Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ALTI NAMECO, INC.

WITH AND INTO

ALVARIUM TIEDEMANN HOLDINGS, INC.

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), Alvarium Tiedemann Holdings, Inc. (the “Corporation”), a Delaware corporation, does hereby certify to the following information relating to the merger (the “Merger”) of ALTI Nameco, Inc., a Delaware corporation (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation:

1. The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

2. The Board of Directors of the Corporation, by resolutions duly adopted at a meeting held on on March 30, 2023 and attached hereto as Exhibit A, determined to merge the Subsidiary with and into the Corporation and to change the Corporation’s name to “AlTi Global, Inc.” pursuant to Section 253 of the DGCL.

3. The Corporation shall be the surviving corporation of the Merger.

4. The Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation, except that Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST: The name of the Corporation is AlTi Global, Inc. (the “Corporation”).”

5. The Certificate of Ownership and Merger and the Merger shall become effective upon the filing of such Certificate of Ownership and Merger with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer, the 19th day of April, 2023.

Alvarium Tiedemann Holdings, Inc.

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann
Title: Chief Executive Officer

EXHIBIT A

BOARD RESOLUTIONS

WHEREAS, the board of directors of Alvarium Tiedemann Holdings, Inc., a Delaware corporation (the “Corporation”) has previously resolved that the name of the Corporation shall be changed from Alvarium Tiedemann Holdings, Inc. to AlTi Global, Inc. (the “Name Change”);

WHEREAS, in order to facilitate the Name Change, it is deemed advisable and in the best interest of the Corporation that the Corporation effectuate a merger with a to be formed Delaware corporation (the “Subsidiary”) pursuant to Section 253 of the Delaware General Corporation Law, merging the Subsidiary with and into the Corporation, with the Corporation continuing as the surviving corporation under the name AlTi Global, Inc.; and

WHEREAS, the Corporation will own all of the issued and outstanding shares of each class of capital stock of the Subsidiary.

NOW, THEREFORE, BE IT:

RESOLVED, that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the Delaware General Corporation Law (the “Merger”), so that the separate existence of the Subsidiary shall cease as soon as the Merger shall become effective, and the Corporation shall continue as the surviving corporation;

RESOLVED, that upon effectiveness of the Merger, Article 1 of the Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

“FIRST: The name of the Corporation is AlTi Global, Inc. (the “Corporation”).”

RESOLVED, that the President, Vice President, Treasurer, Secretary and any other officer of the Corporation (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of Delaware and pay any fees related to such filing; and

RESOLVED, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Corporation, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.

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